UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2021
TURNING POINT BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37763	20-0709285
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5201 Interchange Way Louisville, KY	40229
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 778-4421

(Former name or former address if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	TPB	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement

Senior Secured Notes

On February 11, 2020 (the “Closing Date”), Turning Point Brands, Inc., a Delaware corporation (“TPB” or the “Company”) entered into an indenture (the “Indenture”) relating to the previously announced offering of $250 million aggregate principal amount of its 5.625% Senior Secured Notes due 2026 (the “Notes”), by and between the Company, the Guarantors (as defined below) and GLAS Trust Company LLC, as trustee and notes collateral agent (the “Trustee”). Proceeds from the sale of the Notes were used (i) to repay all obligations under and terminate the Company’s Amended and Restated First Lien Credit Agreement dated as of March 7, 2018, as amended (the “2018 Credit Facility”), (ii) to pay related fees, costs and expenses and (iii) for general corporate purposes.

The Notes mature on February 15, 2026 and bear interest at a rate of 5.625% per annum. Interest on the Notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2021.

Obligations under the Notes are guaranteed by the Company’s existing and future wholly-owned domestic subsidiaries (the “Guarantors”) that guarantee any Credit Facility (as defined in the Indenture) or capital markets debt securities of the Company or Guarantors in excess of $15.0 million . The Notes and the related guarantees are secured by first-priority liens on substantially all of the assets of the Company and the Guarantors, subject to certain exceptions. The New Revolving Credit Facility (as defined) is secured on a pari passu basis with the Notes.

The Company may redeem the Notes, in whole or in part, at any time prior to February 15, 2023, at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to, but excluding the applicable redemption date, plus a “make-whole” premium. Thereafter, the Company may redeem the Notes, in whole or in part, at established redemption prices, plus accrued and unpaid interest, if any. In addition, on or prior to February 15, 2023, the Company may redeem up to 40% of the aggregate principal amount of the Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 105.625% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any to the redemption date; provided, however, that at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to the issuance of any additional notes) remains outstanding after such redemption and, provided further, that such redemption occurs within 180 days after the date of such equity offerings. In addition, at any time and from time to time prior to February 15, 2023, but not more than once in any twelve-month period, the Company  may redeem up to 10% of the aggregate principal amount of the Notes at a redemption price (expressed as a percentage of the principal amount thereof) of 103% plus accrued and unpaid interest of the Notes, if any to but not including the redemption date, on the Notes to be redeemed.

If the Company experiences a change of control (as defined in the Indenture), the Company must offer to repurchase the Notes at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to the applicable repurchase date.

The Indenture contains covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries to:

●	grant or incur liens;
●	incur, assume or guarantee additional indebtedness;
●	sell or otherwise dispose of assets, including capital stock of subsidiaries;
●	make certain investments;
●	pay dividends, make distributions or redeem or repurchase capital stock;
●	engage in certain transactions with affiliates; and
●	consolidate or merge with or into, or sell substantially all of our assets to another entity.

These covenants are subject to a number of limitations and exceptions set forth in the Indenture.

The Indenture provides for customary events of default, including, but not limited to, failure to pay principal and interest, failure to comply with covenants, agreements or conditions,  certain events of bankruptcy or insolvency involving the Company and its significant subsidiaries and the security documents related to the Notes ceasing to be effective with respect to collateral in excess of a specified amount. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company, the Company or a significant subsidiary thereof, all Notes then outstanding will become due and payable immediately without further action or notice. If any other event of default occurs with respect to the Notes, up to two years following the first public notice or notice to the trustee of such event, the Trustee or holders of at least 30% in aggregate principal amount of the Notes may declare all Notes then outstanding to be due and payable immediately.

New Revolving Credit Facility

On the Closing Date, the Company (the “Borrower”), and obligors party thereto, entered into a revolving credit agreement (the “New Revolving Credit Agreement”) governing its secured revolving credit facility (the “New Revolving Credit Facility”) with the lenders party thereto (the “Lenders”) and Barclays Bank PLC, as administrative agent and collateral agent (in such capacity, the “Agent”). The New Revolving Credit Agreement provides for a revolving line of credit up to $25.0 million. Letters of credit are limited to $10 million (and are a part of, and not in addition to, the revolving line of credit).  The Company did not draw any borrowings on the Closing Date but did have letters of credit of approximately $3.6 million outstanding under the New Revolving Credit Facility.

The New Revolving Credit Facility will mature on August 11, 2025 if none of the Company’s 2.50% Convertible Senior Notes (the “Convertible Senior Notes”) are outstanding, and if any Convertible Senior Notes are outstanding, the date which is 91 days prior to the maturity date of July 15, 2024 for such Convertible Senior Notes.

Interest is payable on the New Revolving Credit Facility at a fluctuating rate of interest determined by reference to the Eurodollar rate plus an applicable margin of 3.50% (with step-downs upon de-leveraging). The Borrower also has the option borrow at a rate determined by reference to the base rate.

The obligations under the New Revolving Credit Agreement are guaranteed on a joint and several basis by the Guarantors.  The Company’s and Guarantors’ obligations under the New Revolving Credit Facility are secured on a pari passu basis with the Notes.

The New Revolving Credit Agreement contains covenants that are substantially the same as the covenants in the Indenture governing the Notes. The New Revolving Credit Facility also requires the maintenance of a Consolidated Leverage Ratio (as defined in the New Revolving Credit Agreement) of 5.50 to 1.00 (with a step down to 5.25 to 1.00 beginning with the fiscal quarter ending March 31, 2023) at the end of each fiscal quarter when extensions of credit under the New Revolving Credit Facility and certain drawn and undrawn letters of credit  (excluding (a) letters of credit that have been cash collateralized and (b) letters of credit having an aggregate face amount less than $5,000,000) exceeds 35% of the total commitments under the New Revolving Credit Facility.

The New Revolving Credit Agreement provides for customary events of default. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding obligations under the New Revolving Credit Agreement will become due and payable immediately without further action or notice.

Item 1.02	Terminated of a Material Definitive Agreement.

The information concerning the repayment and termination of the 2018 Credit Facility in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 1.02.  The amounts drawn under the 2018 Credit Facility bore interest a variable rate, and as of September 30, 2020, the interest rate was 2.91%. The 2018 Credit Facility was initially set to mature on March 7, 2023.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information concerning the Notes, the Indenture and the New Revolving Credit Facitliy in Item 1.01 of this Current Report on Form 8-K above is incorporated herein by reference in this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURNING POINT BRANDS, INC.

Date: February 11, 2021	By:	/s/ Brittani Cushman
	Name:	Brittani Cushman
	Title:	Senior Vice President, General Counsel and Secretary